KPMG LLP

1601 Market Street

Philadelphia, PA 19103-2499

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2024, with respect to the financial statements of Fundrise Real Estate Interval Fund, LLC as of December 31, 2023, incorporated herein by reference, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information, “Financial Highlights” in Prospectus, and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 26, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.